Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mind Medicine (MindMed) Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price(6)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share(1)	Other	4,316,607(4)	$7.21	$31,122,736.47	0.0001476	$4,593.72
Equity	Common Shares, no par value per share(2)	Other	750,000(5)	$7.21	$5,407,500.00	0.0001476	$798.15
Total Offering Amounts					$36,530,236.47		$5,391.86
Total Fee Offsets							$ —
Net Fee Due							$5,391.86

(1)	Common shares, no par value per share, of the Registrant (the “Common Shares”), reserved for issuance under the Mind Medicine (MindMed) Inc. Stock Option Plan, as amended (the “Option Plan”), or the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan, as amended (the “PRSU Plan”).

(2)	Common Shares reserved for issuance under the Mind Medicine (MindMed) Inc. Employee Share Purchase Plan (the “ESPP”).

(3)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Option Plan, PRSU Plan or ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding Common Shares.

(4)	Represents the number of Common Shares reserved for issuance under either the Option Plan or the PRSU Plan pursuant to the respective evergreen provisions thereof.

(5)	Represents the number of Common Shares reserved for issuance under the ESPP.

(6)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the average of the high and low sales prices of the Common Shares as reported on the Nasdaq Global Market on June 25, 2024, which date is a date within five business days of the filing of this Registration Statement.